Exhibit 99.1

Contact:	Connie Beck
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
952-920-3908 / warren@brookcomm.net

Nov. 14, 2018

Nortech Systems Reports Third Quarter Results

MINNEAPOLIS — Nortech Systems Inc. (NASDAQ: NSYS) today reported net sales of $29.6 million for the third quarter ended September 30, which includes $1.9 million of revenue recognized under new FASB accounting guidelines adopted this fiscal year. This compares with $28.3 million reported for the third quarter of 2017. On a pro forma basis to adjust for this change in accounting guidance, sales were $27.7 million for the third quarter of 2018.

For the nine months ended September 30, Nortech’s net sales were $84.5 million, which includes $4.2 million of revenue recognized under the new FASB guidelines. For the comparable period in 2017, net sales were $86.8 million.

Operating income for the third quarter was $649,000, compared with $284,000 for the third quarter of 2017. For the nine-month period, Nortech reported operating income of $1.3 million, compared with $500,000 for the same period in 2017.

Nortech Systems reported net income in the third quarter of $364,000, or $0.14 per diluted common share, compared with $43,000, or $0.02 per diluted common share, for the same period last year. For the nine months ended September 30, 2018, Nortech reported net income of $362,000, or $0.13 per diluted common share. This compares with net income of $13,000, or $0.00 per diluted common share, for the same period in 2017.

“We’re encouraged by our quarterly performance and continued profit improvement,” said Rich Wasielewski, Nortech Systems’ president and CEO. “Our customers remain optimistic and confident, influenced by a strong economy, an increase in defense spending and higher medtech investing.”

Nortech continues to face challenges related to electronic component shortages, which are expected to continue into next year. The company estimates these shortages had a negative revenue impact of approximately five percent in the third quarter, with profitability also affected by related inefficiencies in production and increased inventory levels. Nortech is working with its customers and supply chain partners to reduce this impact.

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Two facility-related developments expected to provide long-term benefits are scheduled to conclude by year-end: the move of Nortech’s Monterrey, Mexico, operations into a new larger and more efficient facility and the relocation of the Devicix by Nortech medical device product development group to an expanded corporate headquarters building in Maple Grove, Minn.

“These improvements to our infrastructure and operations support our ongoing strategy of equipping the company for future growth and profitability,” concluded Wasielewski. He added that the company’s backlog position of $27.7 million — up double digits both sequentially and year-over-year — should help absorb investment-related costs and provide momentum to finish out the year.

Conference Call

Nortech Systems will hold a conference call at 10:00 a.m. (CST) on Thursday, November 15, 2018, to discuss the company’s third quarter results. Anyone interested in participating in the conference can access the call by dialing 877-407-0782 from within the United States, or 201-689-8567 if calling internationally.

An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. The telephone replay will be available through November 29, 2018, by dialing 877-481-4010 (from U.S.) or 919-882-2331 (International). To access the replay, the conference PIN #40286 is required.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial, medical and aerospace/defense. The company has operations in the U.S., Mexico and China. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	As Reported		As Reported		Pro Forma as if the previous accounting guidance was in effect
	THREE MONTHS ENDED		NINE MONTHS ENDED		THREE MONTHS ENDED	NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,		SEPTEMBER 30,
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
	2018	2017	2018	2017	2018	2018

Net Sales	$29,558	$28,310	84,543	$86,762	27,665	$80,323

Cost of Goods Sold	26,171	24,794	74,311	76,789	24,454	70,291

Gross Profit	3,387	3,516	10,232	9,973	3,211	10,032
	11.5%	12.4%	12.1%	11.5%	11.6%	12.5%

Operating Expenses
Selling Expenses	717	1,144	2,792	3,676	717	2,792
General and Administrative Expenses	2,021	2,088	6,177	6,152	2,021	6,177
Gain on Sale of Property and Equipment	—	—	—	(355)	—	—
Total Operating Expenses	2,738	3,232	8,969	9,473	2,738	8,969

Income From Operations	649	284	1,263	500	472	1,063

Other Expense
Loss on Extinguishment of Debt	—	—	—	(175)	—	—
Interest Expense	(170)	(172)	(551)	(453)	(170)	(551)

Income (Loss) Before Income Taxes	479	112	712	(128)	303	512

Income Tax Expense (Benefit)	115	69	350	(141)	115	350

Net Income	$364	$43	362	$13	188	$162

Income Per Common Share - Diluted	$0.14	$0.02	0.13	$0.00	0.07	$0.06

Weighted Average Number of Common Shares Outstanding - Diluted	2,682,901	2,748,533	2,702,503	2,748,973	2,682,901	2,702,503

Condensed Consolidated Balance Sheets

(in thousands)

	SEPTEMBER 30, 2018	DECEMBER 31, 2017
	Unaudited	Audited
Cash	$397	$473
Restricted Cash	236	306
Accounts Receivable	18,979	17,417
Inventories	15,236	18,527
Contract Assets	7,076	—
Prepaid Expenses and Other Current Assets	1,380	1,044
Property and Other Long-term Assets	10,124	10,204
Goodwill and Other Intangible Assets, Net	3,953	4,114
Total Assets	$57,381	$52,085

Accounts Payable	$16,887	$11,699
Other Current Liabilities	6,222	6,346
Long Term Line of Credit	8,058	8,503
Long-term Debt and Other Long-term Liabilities	4,931	5,712
Shareholders’ Equity	21,283	19,825
Total Liabilities and Shareholders’ Equity	$57,381	$52,085